  Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-170802
NORTHSTAR HEALTHCARE INCOME, INC.
SUPPLEMENT NO. 9 DATED OCTOBER 4, 2013
TO THE PROSPECTUS DATED APRIL 22, 2013
This Supplement No. 9 supplements, and should be read in conjunction with, our prospectus dated April 22, 2013, as supplemented by Supplement No. 8 dated September 25, 2013. The purpose of this Supplement No. 9 is to disclose:
•
  the status of our initial public offering; and
•
  a revised subscription agreement.
Status of Our Initial Public Offering
We commenced our initial public offering of $1.1 billion in shares of common stock on August 7, 2012, of which $1.0 billion in shares can be issued pursuant to our primary offering and $100 million in shares can be issued pursuant to our distribution reinvestment plan, or DRP. We refer to our primary offering and our DRP collectively as our offering.
As of October 2, 2013, we received and accepted subscriptions in our offering for 2.0 million shares, or $20.2 million, including 0.2 million shares, or $2.0 million, sold to NorthStar Realty Finance Corp., our sponsor. As of October 2, 2013, 108.5 million shares remained available for sale under our offering. As of October 2, 2013, we satisfied the escrow provisions for Ohio and Tennessee residents. Accordingly, we are now accepting subscriptions from residents of Ohio and Tennessee. Our primary offering is expected to terminate on or before August 7, 2014, unless extended by our board of directors as permitted under applicable law and regulations.
Revised Subscription Agreement
A revised form of subscription agreement is attached to this supplement as Exhibit A. The revised form supersedes and replaces the form included in the prospectus.

EXHIBIT A

Subscription Agreement Instructions to Investors PROSPECTUS DATED APRIL 22, 2013 Please carefully read the Prospectus of NorthStar Healthcare Income, Inc. (the “Company”), as supplemented to date, before deciding to subscribe in shares of common stock par value of $0.01 per share, of the Company (the “Shares”). Any person(s) desiring to subscribe should complete, execute and deliver the Subscription Agreement and payment in accordance with the instructions set forth below. Please print in ballpoint pen or type the information. The sponsor or person designated by the sponsor will send each stockholder a confirmation of his or her purchase after they have been admitted as a stockholder. 1. Investment A minimum investment of $4,000 is required. A check for the full purchase price of the shares subscribed for should be made payable to “NorthStar Healthcare Income, Inc.” or “NorthStar Healthcare”. Shares may be purchased only by persons meeting standards set forth under the Section of the Prospectus entitled “Suitability Standards”. Please indicate the state in which the sale was made. If this is an initial investment, please check the box indicating it as such. Otherwise, please check the “Additional Purchase” box. The “Additional Purchase” box must be checked in order for this subscription to be combined with another subscription for purposes of a volume discount. A completed Subscription Agreement is required for each initial investment. 2. Form of Ownership Please check the appropriate box to indicate the type of entity or type of individuals subscribing. 1. Individual Owner: One signature required. 2. Joint Tenants With Right of Survivorship: Each joint tenant must sign. 3. Corporation: An authorized officer must sign. 4. Community Property: All parties must sign. 5. Partnership: Identify whether the entity is a general or limited partnership. Each general partner must be identified and must sign. In the case of an investment by a general partnership, all partners must sign. 6. Tenants In Common: Each tenant in common must sign. 7. Estate: The personal representative must sign. 8. Trust: The trustee must sign. Provide the name of the trust and date. 9. Pension Plan: Each trustee must sign. 10. PSP: Each trustee must sign. 11. 401K: Each trustee must sign. 12. IRAs, IRA Rollovers and KEOGHs: The officer (or other authorized signer) of the bank, trust company or other fiduciary of the account must sign. The address of the bank, trust company or other fiduciary must be provided to receive checks and other pertinent information regarding the investment. 13. Uniform Gift To Minors Act (UGMA) or Uniform Transfers To Minors Act (UTMA): The person named as the custodian of the account must sign. (This may or may not be the minor’s parent.) Only one child is permitted in each investment under UGMA or UTMA. In addition, designate the state under which the UGMA or UTMA has been formed. 877.940.8777 NorthStarREIT.com/Healthcare APPENDIX B FORM OF SUBSCRIPTION AGREEMENT B-1

3. Investor Registration Information Please enter the exact name in which the Shares are to be held. For joint tenants with a right of survivorship or tenants-in-common, include the names of both investors. In the case of partnerships or corporations, include the name of an individual to whom correspondence will be addressed. Trusts should include the name of the trustee. All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 6, the investor(s) is/ are certifying that the taxpayer or social security number(s) is/are correct. Enter the mailing address and telephone number(s) of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the trustee. 4. Distribution Information By electing to participate in the distribution reinvestment plan, the investor elects to reinvest 100% of cash distributions otherwise payable to such investor in common stock of the Company. If cash distributions are to be sent to an address other than that provided in Section 3 (such as a bank, brokerage firm or savings and loan, etc.), please provide the name, account number and address. 5. Go Paperless Please indicate if you authorize the Company to provide its reports and updates to you by making such information available on its website, www.northstarREIT.com/Healthcare and notifying you via the e-mail address listed here or in Section 3 when such reports are available. I understand that I may receive paper documents at any time by calling 877.940.8777. 6. Subscriber Signatures Please separately initial each representation made by the investor where indicated. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on such investor’s behalf. Please complete this Section so that the Company and your Broker-Dealer can assess whether your subscription is suitable given your financial condition. If, at any time there is a material change in the investor’s financial condition, including the failure to meet the minimum income and net worth standards imposed by his or her state of residence and as set forth in the Prospectus and the Subscription Agreement relating to such investment, the Company requests that such Participant promptly notify the Company and the broker-dealer named in the Subscription Agreement in writing. This request in no way shifts the responsibility of the Company’s sponsor, and broker-dealers and registered investment advisors recommending the purchase of shares in this offering, to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by the investor. 7. Broker-Dealer/Registered Representative/Registered Investment Advisor Information This Section is to be completed by the registered representative or registered investment advisor AND the Broker-Dealer. 8. Payment Instructions Payment may be made by check or wire transfer. The signed subscription agreement, which has been delivered with the Prospectus, together with a check for the full purchase price, should be delivered or mailed to your Broker-Dealer or authorized principal for their signature. Completed subscription agreement can then be mailed via Regular or Overnight Delivery to the address in Section 8. Notice to Stockholders: The shares of common stock of the Company are subject to restrictions on transfer and ownership for the purpose, among others, of the Company’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. In addition, the Company has the authority to issue shares of stock of more than one class. Upon the request of any stockholder, and without charge, the Company will furnish a full statement of the information required by Section 2-211 of the Maryland General Corporation Law with respect to: (i) certain restrictions on ownership and transferability; and (ii) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the shares of each class of stock which the Company has authority to issue, the differences in the relative rights and preferences between the shares of each series to the extent set, and the authority of the Board of Directors to set such rights and preferences of subsequent series. Such requests must be made to the Secretary of the Company at its principal office. B-2

1. Investment Make checks payable to NorthStar Healthcare Income, Inc. Check this box if investor is purchasing through an RIA or participating in a wrap account or fee-only account approved by the Broker-Dealer, RIA or bank acting as a trustee, fiduciary, or similar entity, or an employee of a Broker-Dealer (including spouse, parent or minor child of employee). State of Sale Investment Amount Initial Investment (min. is $4,000) Volume Discount Purchase (min. is $500,001) Additional Purchase (min. is $100) $ 2. Form of Ownership Non-Qualified Qualified (Custodial) *Fill out Transfer on Death form to effect designation. Transfer on Death form available on www.northstarREIT.com/Healthcare. Name of Trust/Corporation/Plan/Other SSN or TIN of Trust/Corporation/Plan/Other Custodial or Third Party Administrator Information Name of Custodian/Third Party Administrator Mailing Address City Custodian/Third Party Administrator Telephone Number TIN of Custodian Custodian Account Number State Zip Code **Please include deceased person’s name, SSN, date of birth and date of death in Section 3 under Co-Investor/Co-Trustee. Individual TOD* Corporation Partnership Estate 401K Other (please specify) Joint Tenant TOD* Community Property Tenants in Common Trust: date ________________ PSP UGMA/UTMA: state of _____ (with rights of survivorship) Traditional IRA Simple IRA Roth IRA Beneficiary IRA** SEP IRA 401K KEOGH Plan Other (please specify) Pension Plan PSP Pension Plan Subscription Agreement 877.940.8777 NorthStarREIT.com/Healthcare B-3 3912

In lieu of receiving documents*, I authorize NorthStar Healthcare Income, Inc. (NorthStar Healthcare) to make available on its website, www.northstarREIT.com/Healthcare, its quarterly reports, annual reports, proxy statements, prospectus supplements or other documents required to be delivered to me, as well as any investment or marketing updates and to notify me via the e-mail address listed here or in Section 3 above when such reports are available. I understand that I may receive paper documents at any time by calling 877.940.8777. * This election does not include New Account Statements, Trade Confirmations or Quarterly Investor Statements. 3. Investor Registration Information Investor/Trustee/Authorized Signer SSN/TIN DOB (mm/dd/yy) Co-Investor/Co-Trustee/Co-Authorized Signer SSN/TIN DOB (mm/dd/yy) Non U.S. Citizen Daytime Telephone Evening Telephone Mailing Address (if different from above) E-mail City State Zip Code Residential Address (No P.O. Boxes) City State Zip Code Country of Citizenship Non U.S. Citizen Country of Citizenship DOD (mm/dd/yy for Beneficiary IRA) 5. Go Paperless 4. Distribution Information DRIP Distribution Reinvestment Plan* Cash: Send check to my Custodian in Section 2. * In the event that the DRIP is not offered for a distribution, your distribution will be sent by check to the address in Section 3 above or your Custodian for deposit in your Custodial account cited in Section 2. ABA Routing Number Account Number (attach a voided, pre-printed check or deposit slip) (send to a third party only) Checking Savings Brokerage/ Other Cash: Send check to the address in Section 3. Financial Institution/Third Party City State Zip Code Fill out information below If you checked Cash: Send to a third party or Direct Deposit. Address E-mail Cash: Send check to a third party – fill out information to the right. Direct Deposit – fill out information to the right. (non-custodian accounts only) 877.940.8777 NorthStarREIT.com/Healthcare B-4

877.940.8777 NorthStarREIT.com/Healthcare 6. Subscriber Signatures When signing as a custodian or trustee, please indicate title or capacity. Investor Co-Investor Taxpayer Identification Number Certification (required): Each investor signing below, under penalties of perjury, certifies that: (1) The number shown in the Investor Social Security Number(s)/Taxpayer Identification Number field in Section 3 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a resident alien). NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. Please initial each of the representations below. In the case of joint investors or fiduciaries, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representation on your behalf. In order to induce NorthStar Healthcare to accept this subscription, I hereby warrant that: Signature of Co-Investor/Co-Trustee/Co-Authorized Signer/Custodian Date Signature of Investor/Trustee/Authorized Signer Date initials initials initials initials initials initials initials initials initials initials initials initials ALL REPRESENTATIONS (A-F) MUST BE INITIALED STATE WHERE YOU RESIDE REPRESENTATION MUST BE INITIALED Net worth (total assets minus total liabilities) should be calculated exclusive of homes, furnishings and automobiles. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities. a. I received a final prospectus of NorthStar Healthcare, wherein the terms and conditions of the offering are described, 5 business days in advance of the date hereof. b. I certify that I have (i) a net worth (total assets minus total liabilities, exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a minimum net worth (as previously described) of at least $70,000 AND had during the last tax year, or estimate that I will have during the current tax year, a minimum of $70,000 annual gross income. c. I have accepted the terms and conditions of NorthStar Healthcare’s charter. d. I am purchasing shares for my own account and acknowledge that the investment is not liquid. e. I declare that the information supplied is true and correct and may be relied upon by NorthStar Healthcare. f. I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures as well as payment of the full purchase price of the Shares. g. If I am an Alabama investor, I meet NorthStar Healthcare’s suitability standards listed above and represent that I have a liquid net worth of at least 10 times my investment in NorthStar Healthcare and other similar programs before investing in NorthStar Healthcare. h. If I am a California investor, I have a net worth of at least $350,000 or, in the alternative, an annual gross income of at least $70,000 and a net worth of at least $150,000 and my total investment in this offering may not exceed 10% of my net worth. i. If I am a Iowa investor, I have a net worth of at least $350,000 or, in the alternative, a minimum annual gross income of at least $70,000 and a minimum net worth of at least $100,000, and my total investment in NorthStar Healthcare may not exceed 10% of my liquid net worth. j. If I am a Kansas investor, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. k. If I am a Kentucky investor, I may not invest more than 10% of my net worth in this offering. l. If I am a Maine investor, I understand that is it recommended by the Maine Office of Securities that Maine investors not invest more than 10% of their liquid net worth in this offering and similar offerings. m. If I am a Massachusetts investor, I may not invest more that 10% of my liquid net worth in NorthStar Healthcare and other non-traded REITs or other non-traded direct participation programs. n. If I am a Nebraska investor, I have a net worth of at least $100,000 and an annual income of at least $70,000 or, in the alternative, a minimum net worth of at least $350,000, and my total investment in NorthStar Healthcare may not exceed 10% of my net worth. o. If I am a New Jersey investor, I have a net worth of at least $350,000 or, in the alternative, an annual gross income of at least $70,000 and a net worth of $150,000, and my aggregate investment in this offering and other similar offerings may not exceed 10% of my liquid net worth. p. If I am a New Mexico investor, in addition to the suitability requirements listed above, I may not invest more than 10% of my liquid net worth in NorthStar Healthcare, its affiliates or other non-traded REITs. q. If I am a North Dakota investor, I meet NorthStar Healthcare’s suitability standards listed above and represent that I have a net worth of at least 10 times my investment in this offering. r. If I am an Ohio investor, I may not invest more than 10% of my liquid net worth in NorthStar Healthcare, its affiliates or other non-traded REITs. s. If I am an Oregon investor, I may not invest more than 10% of my net worth in NorthStar Healthcare. t. If I am a Tennessee investor, I may not invest more than 10% of my liquid net worth in this offering. initials initials initials initials initials initials initials initials initials initials initials initials initials initials initials initials initials initials initials initials initials initials initials initials initials initials initials initials B-5

7. Broker-Dealer/Registered Representative/Registered Investment Advisor Information (All fields must be complete) Regular mail NorthStar Healthcare c/o DST Systems, Inc. P.O. Box 219923 Kansas City, MO 64121-9923 Express/Overnight delivery NorthStar Healthcare c/o DST Systems, Inc. 430 West 7th Street Kansas City, MO 64105-1407 UMB Bank, N.A. ABA Routing Number - 101000695 Account Number – 9871879666 Reference - NorthStar Healthcare Income, Inc. Wire transfer Please reference subscriber’s name. By mail Checks should be made payable to NorthStar Healthcare Income, Inc. and forward the Subscription Agreement to: 8. Payment Instructions The Registered Representative (RR) or Registered Investment Advisor (RIA) must sign below to complete the order. An authorized principal of the Broker-Dealer or RIA firm must sign below if required by such Broker-Dealer or RIA firm. The RR or RIA and BD hereby warrants that it is duly licensed and may lawfully sell Shares in the state designated as the investor’s legal residence, or the state in which the sale was made, if different. The undersigned confirm that they (i) have reasonable grounds to believe that the information and representations concerning the investors identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for its own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned attest that the RR/RIA and the Broker-Dealer/RIA Firm are subject to the USA PATRIOT Act. In accordance with Section 326 of the Act, the RR/RIA and the Broker-Dealer/RIA Firm have performed a Know Your Customer review of each investor who has signed this Subscription Agreement in accordance with the requirements of the Customer Identification Program. The undersigned registered representative further represents and certifies in connection with this subscription for shares, that he or she has complied with and has followed all of his or her firm’s current policies and procedures for obtaining principal approval. I understand this subscription agreement is for NorthStar Healthcare Income, Inc. Broker-Dealer/RIA Firm Registered Representative/RIA Registered Representative #/Branch # City Telephone Facsimile Mailing Address E-mail State Zip Code Signature of Broker-Dealer or RIA Firm/Authorized Principal Date Signature of Registered Representative/RIA Date (if required by Broker-Dealer or RIA Firm) Check only if investment is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the investor includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an owner or any member of the RIA firm is a FINRA-licensed Registered Representative affiliated with a Broker-Dealer, the transaction should be conducted through that Broker-Dealer, not through the RIA. RIAs must complete the following: I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed. Registered Representatives must complete the following: State 877.940.8777 NorthStarREIT.com/Healthcare B-6